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                                                                    EXHIBIT 11.2

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                          1995             1996             1997
                                                       -----------      -----------      -----------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:
Net loss.............................................  $    23,645      $    73,598      $   293,553
Preferred dividend requirement.......................           --            3,652            5,703
                                                       -----------      -----------      -----------
Net loss applicable to Class 1 Interests.............  $    23,645      $    77,250      $   299,256
                                                       ===========      ===========      ===========
AVERAGE NUMBER OF CLASS 1 INTERESTS:
Average number of Class 1 Interests outstanding......   88,162,875      120,115,575      132,879,976
Diluted adjustments(2):
  Subscribed but unissued Class 1 Interests..........   30,920,475          433,425               --
  Assumed exercise of options and warrants...........      919,350        4,937,925       13,642,459
  Assumed conversion of Series A Class 2 Interest....           --          801,975          869,544
                                                       -----------      -----------      -----------
Average number of Class 1 Interests assumed to be
  outstanding, assuming dilution.....................  120,002,700      126,288,900      147,391,979
                                                       ===========      ===========      ===========
NET LOSS PER CLASS 1 INTEREST:
Basic(1).............................................  $      0.27      $      0.64      $      2.25
Diluted(2)...........................................  $      0.20      $      0.61      $      2.03

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(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of basic loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interest are anti-dilutive but are included in the calculation of diluted loss per Class 1 Interest in accordance with Regulation S-K, Item 601 (a)
    (11).